EXHIBIT 99.1



[BIOSOURCE INTERNATIONAL]

                                                  CONTACT:
                                                  Charles Best
                                                  Chief Financial Officer
                                                  BioSource International, Inc.
                                                   chuckb@biosource.com
                                                   (805) 383-5249


FOR IMMEDIATE RELEASE


           BIOSOURCE INTERNATIONAL, INC. ANNOUNCES SECOND QUARTER 2001
                               FINANCIAL RESULTS

CAMARILLO, CALIF.  - JULY 24, 2001

BioSource International, Inc. (NASDAQ:BIOI), announced today its operating results for the quarter and six months ended June 30, 2001. Net sales for the quarter ended June 30, 2001 increased $311,600, or 4%, (5% after eliminating the $120,000 negative impact of foreign exchange) to $8.8 million. Net sales for the six months ended June 30, 2001 increased $1,077,400, or 7%, (8% after eliminating the $246,000 negative impact of foreign exchange) to $17.4 million.

For the three and six months ended June 30, 2001, the Company achieved revenue growth in North America of 11% and 10%, respectively, as compared to the similar periods last year due primarily to increased sales of products related to signal transduction and custom antibodies and proteins. European sales for the three and six months ended June 30, 2001 decreased 3% (increasing 2% in local currency) and increased 3% (9% in local currency) as compared to the similar periods last year. Sales in the rest of the world decreased 14% and 2% for the three and six months ended June 30, 2001 as compared to similar periods in the prior year, primarily due to lower distributor sales.

Gross profit margin for the three and six months ended June 30, 2001 was 58% and 56%, respectively, as compared to 61% for both the three and six months ended June 30, 2000. The decrease in gross profit margin for the quarter and six months ended June 30, 2001 compared to the prior periods was due to higher infrastructure cost within the manufacturing area including the higher cost of the new Camarillo facility, increased depreciation expense, increased raw material cost in our serum and media lines and increased farm cost for antibody production. Gross profit margin increased 4% from 54% to 58% from the three months ended March 31, 2001 to the three months ended June 30, 2001 due to increased sales and improved operating efficiencies.

Selling, marketing and administration expense for the three and six months ended June 30, 2001 was $3.2 million and $6.9 million, respectively, as compared to $3.1 million and $5.5 million for the three and six months ended June 30, 2000. The increase of $100,000 in the second quarter of 2001 compared to the second quarter of 2000 resulted from $846,000 of increased costs due to the Company's investment in its infrastructure through increased personnel and increased marketing programs, $727,000 of expense reduction from a non-cash stock compensation adjustment related to the previously announced resignation of Russell D. Hays on May 18, 2001, $78,000 of other management transition costs and $426,000 of legal costs related to an employee termination. The three months ended June 30, 2000 included a $523,000 charge related to costs of a failed follow on offering. As a percentage of sales, selling, marketing and administrative expenses represented 36% for the three months ended June 30, 2001and 2000.

The increase of $1.4 million in selling, marketing and administration expense for the six months ended June 30, 2001 compared to the six months ended June 30, 2000 resulted from $1,641,000 of increased costs due to the Company's investment in its infrastructure through increased personnel and increased marketing programs, $388,000 of expense reduction from a non-cash stock compensation adjustment related to the resignation of Mr. Hays, $158,000 of other management transition costs and $501,000 of legal costs related to an employee termination. The six months ended June 30, 2000 included a $523,000 charge related to costs of a failed follow on offering. As a percentage of sales, selling, marketing and administrative expenses represented 40% and 34% for the six months ended June 30, 2001 and 2000 respectively.

Research and development expense for the three and six months ended June 30, 2001 was $925,100 and $1,878,600, respectively, as compared to $899,200 and $1,721,600 for the comparable periods in 2000. As a percentage of sales, research and development expenses have remained at approximately 11% for each period presented. The increase in expenses for the three and six months ended June 30, 2001 when compared to the comparable prior year period reflects the Company's continued focus on new product development.

The tax rate for the three and six months ended June 30, 2001 and 2000 reflects a 31% estimated tax rate.

For the three months ended June 30, 2001, the Company reported a net income available to common stockholders of $573,800 or $.05 per diluted share as compared to net income of $382,500 or $.04 per diluted share for the same period last year. Second quarter 2001 financial results included a net reduction in expenses of $223,000 from Mr. Hays resignation and the transition and legal fees expenses described above while the second quarter 2000


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financial results included a net increase in expenses of $523,000 described above and a $322,500 non-cash redeemable preferred stock dividend and accretion of beneficial conversion charge. Net income per fully diluted share for the three months ended June 30, 2001 and 2000, excluding goodwill amortization in both periods and the $223,000 and $845,500 of net expenses mentioned above was $.06 and $.16 per share, respectively.

For the six months ended June 30, 2001, the Company reported a net income available to common stockholders of $524,200 or $.05 per diluted share as compared to net income of $19,700 or $.00 per diluted share for the same period last year. The first six months of 2001 financial results included a net increase in expenses of $271,000 from Mr. Hays resignation and the transition and legal fees expenses described above while the first six months of 2000 financial results included a net increase in expenses of $523,000 described above and a $1,469,300 non-cash redeemable preferred stock dividend and accretion of beneficial conversion charge. Net income per fully diluted share for the six months ended June 30, 2001 and 2000, excluding goodwill amortization in both periods and the $271,000 and $1,992,300 of net expenses mentioned above was $.12 and $.26 per share, respectively.

 "Since my return to BioSource on May 21, 2001, my goal has been to continue the implementation of the programs in effect at BioSource and keep the company focused on sales and daily operations." stated Jim Chamberlain, interim Chief Executive Officer. "The current senior management team has done a great job managing the business and maintaining a high level of productivity amongst its employees," said Jim. "The search for a new CEO is progressing and we expect to have a replacement in the near future"

The Company will conduct a conference call today at 10:00 A.M. pacific time. All interested parties may call (212) 346-0131, reservation number 19288978 to participate in the call. The conference call will be available for playback for 24 hours. To access the playback, call (800) 633-8284, enter reservation number 19288978.

                                   ##########

BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business


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conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying patterns issues, one-time events and other important factors disclosed previously and from time to time our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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

                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                Three and Six Months Ended June 30, 2001 and 2000
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                          THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                               JUNE 30,                       JUNE 30,
                                                                   --------------------------------------------------------------
                                                                       2001             2000            2001            2000
                                                                   --------------   -------------   --------------   ------------

Net sales                                                          $     8,760.1         8,448.5         17,417.3       16,339.9
Cost of sales                                                            3,678.1         3,257.2          7,635.5        6,315.5
                                                                   --------------   -------------   --------------   ------------
    Gross profit                                                         5,082.0         5,191.3          9,781.8       10,024.4

Operating expenses:
    Research and development                                               925.1           899.2          1,878.6        1,721.6
    Sales and marketing                                                  1,823.5         1,393.4          3,745.7        2,739.8
    General and administrative                                           1,360.1         1,670.5          3,167.3        2,762.7
    Amortization of intangibles                                            274.6           274.1            549.2          543.5
                                                                   --------------   -------------   --------------   ------------
         Total operating expenses                                        4,383.3         4,237.2          9,340.8        7,767.6
                                                                   --------------   -------------   --------------   ------------
Operating income                                                           698.7           954.1            441.0        2,256.8

Interest income (expense), net                                             106.8           (10.7)           243.3         (193.1)
Other income, net                                                           26.1            78.3             75.4           94.2
                                                                   --------------   -------------   --------------   ------------
Income before income taxes                                                 831.6         1,021.7            759.7        2,157.9
Provision for income taxes                                                 257.8           316.7            235.5          668.9
                                                                   --------------   -------------   --------------   ------------
        Net income                                                         573.8           705.0            524.2        1,489.0
Redeemable preferred stock dividend and accretion
  of beneficial conversion                                                     -          (322.5)               -       (1,469.3)
                                                                   --------------   -------------   --------------   ------------
Net income available to common stockholders                        $       573.8           382.5            524.2           19.7
                                                                   ==============   =============   ==============   ============
Net income per share available to common stockholders
    Basic                                                          $        0.06            0.05             0.05           0.00
                                                                   ==============   =============   ==============   ============
    Diluted                                                        $        0.05            0.04             0.05           0.00
                                                                   ==============   =============   ==============   ============
Shares used to compute net income available to
  common stockholders
    Basic                                                               10,428.1         7,930.0         10,377.6        7,825.2
                                                                   ==============   =============   ==============   ============
    Diluted                                                             10,964.2         9,293.0         11,175.9        9,627.1
                                                                   ==============   =============   ==============   ============


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
                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (Amounts in thousands, except for share amounts)
                                                                                 JUNE 30,         DECEMBER
                                                                                                     31,
                                                                                   2001             2000
                                                                               -------------     ------------
                                                                               (Unaudited)
                                  ASSETS
Current assets:
   Cash and cash equivalents                                                   $   10,213.7         10,632.6
   Accounts receivable, less allowance for doubtful acounts
     of $129.8 at June 30, 2001 and $142.8 at December 31, 2000                     6,218.9          5,611.2
   Inventories, net                                                                 6,340.7          6,693.0
   Prepaid expenses and other current assets                                        1,188.1          1,261.4
   Deferred income taxes                                                            2,316.5          2,222.0
                                                                               -------------     ------------
                                  Total current assets                             26,277.9         26,420.2

Property and equipment, net                                                         4,096.7          4,353.0
Intangible assets net of accumulated amortization of $2,828.1 at
   June 30, 2001 and $2,278.9 at December 31, 2000                                 12,202.3         12,751.5
Other assets                                                                          383.6            382.4
Deferred tax assets                                                                 6,457.2          6,457.1
                                                                               -------------     ------------
                                                                               $   49,417.7         50,364.2
                                                                               =============     ============
                    LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
   Accounts payable                                                            $    2,657.9          3,275.1
   Accrued expenses                                                                 2,459.1          2,687.7
   Deferred income                                                                    255.5            314.2
   Income tax payable                                                                     -             41.1
                                                                               -------------     ------------
                                  Total current liabilities                         5,372.5          6,318.1

Commitments and contingencies

Stockholders' equity:

Common stock, $.001 par value. Authorized 20,000,000 shares: issued
       10,735,859 shares and outstanding 10,445,428 shares
       at June 30, 2001; issued 10,616,889 shares and outstanding
       10,326,458 shares at December 31, 2000                                          10.4             10.3
Additional paid-in capital                                                         49,302.6         49,303.9
Retained earnings (deficit)                                                        (2,546.9)        (3,071.1)
Accumulated other comprehensive                                                    (2,720.9)        (2,197.0)
                                                                               -------------     ------------
                                  Net stockholders' equity                         44,045.2         44,046.1
                                                                               -------------     ------------
                                                                               $   49,417.7         50,364.2
                                                                               =============     ============


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